                                                                    Exhibit 99
                                                                      Page 1

GORMAN-RUPP REPORTS FIRST QUARTER 2005 RESULTS

Mansfield, Ohio - April 27, 2005 - The Gorman-Rupp Company (AMEX:GRC) reports record net sales of $52,037,000 during the first quarter ended March 31, 2005 compared to $49,431,000 during the same period in 2004, an increase of 5.3%. Net income for the first quarter 2005 was $1,654,000 compared to $2,207,000 in 2004 resulting in earnings per share of $0.15 and $0.21, respectively.

Record sales during the first quarter 2005 reflected a continuation of positive signs of growth in the economy and the expansion of the capital goods market.

Benefit from increased sales volume on first quarter 2005 margins continued to be impacted by lower operating results at the Company's wholly-owned subsidiary, Patterson Pump Company. Principal factors contributing to these operating results were start-up costs associated with a new line of pumps and pump systems for the heating, ventilating and air-conditioning market and the ability to pass on price increases for such items as steel.

The decline in first quarter, 2005 earnings resulted principally from Patterson Pump Company operations. However, good acceptance of new products and projected increases in shipments of fabricated components and fire pumps during the second half of 2005 should improve Patterson's operating results.

A record $89.0 million in backlog of orders at March 31, 2005, reflects a 57.6% increase from the backlog of a year ago and is 29.0% higher than the $69.0 million backlog at December 31, 2004.

The Company's financial strength continues to come from its positive cash flow and lack of debt.

In March, 2005 the Company acquired a submersible pump line from a private European company. The addition of this pump line will complement and expand the family of pumps currently offered to international markets.

President Jeffrey Gorman stated, "New orders received in the first quarter 2005 from the construction, rental and fire protection markets continue to be very good. With the capital goods market seemingly in a solid recovery and our record backlog, we believe that 2005 will be a good year for the Company."

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

                                                                    Exhibit 99
                                                                      Page 2

                    The Gorman-Rupp Company and Subsidiaries
             Condensed Consolidated Statements of Income (unaudited)
                (in thousands of dollars, except per share data)

                                                         Three Months Ended March 31,

                                                           2005                2004
                                                       -----------          -----------
Net sales                                              $    52,037          $    49,431
Cost of products sold                                       42,252               39,335
                                                       -----------          -----------
Gross Profit                                                 9,785               10,096

Selling, general &
  administrative expenses                                    7,431                6,864
                                                       -----------          -----------
Operating Income                                             2,354                3,232
Other income (expense), net                                    270                  271
                                                       -----------          -----------
Income Before Income Taxes                                   2,624                3,503
Income taxes                                                   970                1,296
                                                       -----------          -----------
Net Income                                             $     1,654          $     2,207
                                                       ===========          ===========

Basic & Diluted Earnings Per Share                     $      0.15          $      0.21



Per share data reflects the 5 for 4 stock split effective September 10, 2004.


                    The Gorman-Rupp Company and Subsidiaries
                Condensed Consolidated Balance Sheets (unaudited)
                            (in thousands of dollars)

                                                        March 31,           December 31,
                                                          2005                 2004
                                                       -----------          -----------
                Assets


Cash & short-term investments                          $    17,712          $    18,898
Accounts  receivable                                        32,145               32,988
Inventories                                                 42,875               38,234
Other current assets & deferred income taxes                 6,101                6,525
                                                       -----------          -----------
     Total Current Assets                                   98,833               96,645

Property, Plant & Equipment - Net                           53,101               54,812

Other                                                       14,932               13,887
                                                       -----------          -----------
     Total Assets                                      $   166,866          $   165,344
                                                       ===========          ===========

 Liabilities and Shareholders' Equity

Accounts payable                                       $     7,057          $     6,615
Accrued liabilities & expenses                              15,280               14,497
                                                       -----------          -----------
     Total Current Liabilities                              22,337               21,112

Postretirement Benefits                                     22,641               22,334

Shareholders' Equity                                       121,888              121,898
                                                       -----------          -----------
     Total Liabilities & Shareholders' Equity          $   166,866          $   165,344
                                                       ===========          ===========

Shares outstanding                                      10,682,697           10,682,697


Shares outstanding reflect the 5 for 4 stock split effective September 10,2004.